As filed with the Securities and Exchange Commission on April 3, 1995.
                                               Registration No. 33-89120
===================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                    ----------------------------------------

                                AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933


                           SUMMAGRAPHICS CORPORATION
             (Exact name of registrant as specified in its charter)

MICHAEL S. BENNETT                     COPIES TO: ROBERT B. SIMS          MICHAEL W. TANKERSLEY
PRESIDENT & CHIEF EXECUTIVE OFFICER               SENIOR VICE PRESIDENT   HUGHES & LUCE, L.L.P.
SUMMAGRAPHICS CORPORATION                         AND GENERAL COUNSEL     SUITE 2800
8500 CAMERON ROAD                                 SUMMAGRAPHICS CORP.     1717 MAIN STREET
AUSTIN, TEXAS  78754                              8500 CAMERON ROAD       DALLAS, TEXAS 75201
(512) 835-0900                                    AUSTIN, TEXAS 78754
- -------------------------------------
(Name, address, including zip code,
and telephone number, including area
code, of agent for service)

                    ----------------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

                    ----------------------------------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following line. ____

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following line.   X
                                              -----

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       Page 1 of 15 sequentially numbered pages.
                                                Index to Exhibits appears on 15.

                             PRELIMINARY PROSPECTUS

                   SUBJECT TO COMPLETION, DATED APRIL 3, 1995

                           SUMMAGRAPHICS CORPORATION
                         133,323 SHARES OF COMMON STOCK


     This Prospectus relates to an offering of up to 133,323 shares of common stock, par value $.01 per share (the "Common Stock"), of Summagraphics Corporation, a Delaware corporation (the "Company" or "Summagraphics"), that were issued pursuant to the Asset Purchase Agreement, executed on November 10, 1994, by and among the Company, CAD Warehouse, Inc., a Nevada corporation and wholly owned subsidiary of the Company ("CAD Nevada"), CAD Warehouse, Inc., a Delaware corporation ("CAD Delaware") and the shareholders of CAD Delaware (the "Selling Shareholders").

     The Common Stock being registered is being offered for the accounts of the Selling Shareholders. See "Selling Shareholders." The Selling Shareholders have agreed with the Company that, without the Company's prior consent, they will not sell on any trading day an aggregate number of shares of Common Stock in excess of the greater of 3,000 shares or 20% of the average daily trading volume of the Common Stock for the preceding ten trading days. See "Plan of Distribution." The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. The shares may be offered in transactions on the Nasdaq National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices relating to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "SUGR." The shares of Common Stock being offered by this Prospectus have been approved for listing on the Nasdaq National Market. On March 29, 1995, the last sale price of the Common Stock, as reported by the Nasdaq National Market, was $5.25 per share.
                    ========================================

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                  ===========================================

                 The date of this Prospectus is April 3, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements, and other information filed by the Company with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is a publicly held corporation and its Common Stock is traded on the Nasdaq National Market under the symbol "SUGR." Reports, proxy statements, information statements, and other information can also be inspected at the offices of the Nasdaq Stock Market, Inc.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as it may determine to furnish or as may be required by law.

     The Company has filed with the Commission a Registration Statement on Form S-3 (referred to herein, together with all exhibits, as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement. Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement which can be inspected at the public reference rooms at the offices of the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to:

                                 Summagraphics Corporation
                                 8500 Cameron Road
                                 Austin, TX 78754
                                 Attention:  Robert B. Sims, Secretary
                                 Telephone Number:  (512) 835-0900

     The Company's (i) Annual Report on Form 10-K which contains audited financial statements for the fiscal year ended May 31, 1994 (the "1994 10-K"),
(ii) Report on Form 10-Q for the quarter ended August 31, 1994, (iii) Report on Form 10-Q for the quarter ended November 30, 1994, (iv) Current Report on Form 8-K dated November 23, 1994, as amended by Amendment No. 1 on Form 8-K dated January 23, 1995, containing supplemental consolidated financial statements for the fiscal years ended May 31, 1992, 1993 and 1994, and reporting the Company's merger with CAD Delaware (collectively referred to herein as the "CAD Delaware 8-K"), (v) other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the 1994 10-K and (vi) Form 8-A, dated July 27, 1987, containing a description of the Company's Common Stock (Commission File
No. 0-16071), and including any amendment or report filed for the purpose of updating such description, are hereby incorporated by reference into this Prospectus.

 All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering relating to this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, replaced, or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     The Company is engaged in the manufacture and sale of digitizing tablets, pen plotters, ink jet plotters, thermal transfer printers, and wide format graphic cutters. The Company's products are used in applications with high-performance computer graphics systems, including computer-aided design, manufacturing, engineering, publishing and graphic arts. The Company's products are sold by its sales force primarily through distributors and also to OEMs which incorporate the Company's products into their own computer products. The Company's products may be integrated with most personal computers, including IBM-compatible personal computers and Apple personal computers, workstations from Sun Microsystems and Digital Equipment, and publishing systems from Scitex, and are compatible with over four hundred applications including software such as AutoCAD, Corel Draw, Adobe Illustrator, Microsoft Windows and Aldus Freehand. The Company's strategy is to pursue sales and market share growth for its existing product lines, through product enhancements and new product introductions, to devote substantial resources to research and development, including the development of new products for use in connection with pen-based computing and computer graphics, and, as and if appropriate opportunities arise, to acquire or develop one or more complementary product lines or businesses serving the computer graphics markets.

     The Company is seeking to make acquisitions of related or complementary businesses primarily in exchange for additional shares of the Company's Common Stock and/or cash. Effective October 31, 1994, the Company's wholly owned subsidiary, CAD Nevada, acquired the assets and liabilities of CAD Delaware in exchange for approximately 510,129 shares of Common Stock in a transaction accounted for as a pooling of interests. CAD Nevada is engaged in the mail order distribution of computer peripheral equipment used in computer assisted design and related applications, including products manufactured by the Company. The Company is continually evaluating potential acquisition candidates.
However, no assurance can be given at this time that any acquisitions will become probable or that any material acquisitions will be consummated.

     The Company is a Delaware corporation formed in 1972. The Company's principal executive offices are located at 8500 Cameron Road, Austin, Texas 78754, and its telephone number is (512) 835-0900.


                                 RISK FACTORS

      The following facts should be considered carefully in evaluating an investment in the Common Stock.

Product Concentration.
- ---------------------

          Digitizers account for approximately 50% of the sales revenues of the Company. The Company anticipates that digitizers will continue to account for a substantial portion of its sales for the foreseeable future. If for any reason sales of digitizers were to decline, the Company's business would be adversely affected.

Competition and Technological Change.
- ------------------------------------

          The markets in which the Company sells its products are competitive and are subject to changes as technology advances. The Company faces actual and potential competition from a number of established manufacturers, both domestic and international, including the Company's largest competitors, CalComp, Inc., a subsidiary of Lockheed Corporation, and Hewlett-Packard Co., which have significantly greater financial, technical, manufacturing and marketing resources than the Company; and Kurta Corporation, Wacom Company, Ltd., Encad, Inc., and Oce Vandegrinten. CalComp competes primarily with the Company's digitizer and plotter products; Kurta competes primarily with the Company's digitizer products; and Hewlett-Packard competes primarily with the Company's output products (plotters). The Company's digitizer products face competition from manufacturers of mice, including Logitech, Inc.

          The Company believes that its competitive ability also depends on the quality, pricing, performance and support of its products, manufacturing costs and the Company's technical capability and successful introduction of new products and product enhancements. Inability to match product introductions and enhancements or price/performance of competitors' products could adversely affect the Company's market share and profitability.

          In 1994, the Company encountered delays in company shipments of its SummaJet 2 inkjet plotter associated with patent analysis and the speed of manufacturing ramp up which adversely affected its financial results for the fiscal quarter ended February 28, 1995. This product began shipment in January 1995.

Recent Losses.
- -------------

          The Company incurred a net loss of $16,425,552 for the year ended May 31, 1993, compared to net income of $2,786,685 for the year ended May 31, 1994. The Company's net income for the six months ended November 30, 1994 was $687,325 compared to a net income of $201,572 for the six months ended November 30, 1993. The 1993 loss was attributable to a number of factors, including adverse operating conditions in general of the Company's markets, the incurrence of an $8.5 million restructuring charge, $1.95 million of expenses attributable to a patent lawsuit subsequently settled, a write-down of $698,000 of intangible assets related to an acquisition, a $547,000 increase in the Company's reserve for bad debts attributable to a large foreign customer and to costs to replace the Company's CEO, increased promotional expenses, and expenses associated with increased rent expense after the sale and leaseback of the Company's Austin, Texas facility.

          The Company has continued to incur a high level of R&D and marketing costs as it has sought to design and introduce new products in order to remain competitive in its markets. Gross margins continue to encounter pressure from competitive products. While management believes that the Company will continue to be profitable and will avoid large operating losses of the magnitude incurred in 1993, the Company continues to face competitive pressures that can have a substantial adverse impact on its profitability. Significant delays in developing and introducing new products, or a failure to control manufacturing costs, could contribute to losses in the future, which could be material to the Company's business. There can be no assurance that the Company's profitable operations in recent quarters will continue.

Protection of Proprietary Information.
- -------------------------------------

          The Company relies in part upon trade secrets, know-how and patents to develop and maintain its competitive position. There can be no assurance that others will not develop or patent similar technologies or that the confidentiality agreements upon which the Company relies to protect its trade secrets and know-how will be enforced by the courts. There can be no assurance that the Company has established or will be able to maintain a patent position sufficient to protect its processes or products. Other companies have obtained, and can be expected to obtain in the future, patents covering a variety of configurations and processes related to the Company's products, which could require the Company to obtain licenses. There can be no assurance that the Company will be able to obtain such licenses, if required, upon commercially reasonable terms. The Company has from time to time been involved in litigation to defend its rights in proprietary information which has required the expenditure of substantial amounts. There can be no assurance that the Company will not in the future incur additional expenses in this regard.

International Sales and Currency Exchange.
- -----------------------------------------

          During 1993 and 1994, international sales and operations represented approximately 44.5% and 45.7%, respectively, of the Company's net revenues. At May 31, 1994, the Company had identifiable foreign assets of $18.8 million. Export sales to foreign countries from the United States totaled $9.8 million in 1993 and $12.1 million in 1994. In addition, the Company sells products to systems integrators located within the United States which market the Company's products worldwide.

          International sales and operations are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, difficulties in staffing and managing foreign operations, potential difficulties in repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. The Company is also at risk of adverse currency fluctuations. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. As the Company increases its international sales, its net revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower levels of business activity which typically occur during the summer months in Europe. The Company's results in Western Europe during 1993 and 1994 were negatively affected by the recession there, and sales to China have decreased as a result of currency fluctuations and changes in regulatory requirements affecting certain customers. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and operations, and, consequently, on the Company's business.

Potential Fluctuations in Quarterly Results.
- -------------------------------------------

          The Company achieved profitable operations on a quarterly basis commencing with the first fiscal quarter of 1994. Because of the rate of technological change and competition generally, there can be no assurance that such profitability will continue on a quarterly basis in the future or that levels of profitability may not vary over any such quarterly periods. The Company operates with relatively small backlog and substantially all of its net sales in each quarter result from orders booked within a generally short cycle between order and shipment (typically less than 45 days). Accordingly, if near-term demand for the Company's products weakens or if significant anticipated sales in any quarter are not realized as expected, the Company's net sales for that quarter could be adversely affected. The Company's net sales may fluctuate as a result of other factors, including increased competition, variations in the net sales mix, announcements of new products by the Company or its competitors, delays in shipment of existing or new products and capital spending patterns of the Company's customers.

Dependence on Key Employees.
- ---------------------------

          The Company's success if dependent in large measure on key technical, sales and management personnel, the loss of one or more of whom could adversely affect its business. The Company does not have employment agreements with any of its officers or key personnel, except its President. The future success of the Company will depend in large part on its continuing ability to attract and retain talented, qualified employees. While the Company to date has not experienced any difficulty in attracting and retaining qualified employees, there can be no assurance that the Company can retain its key employees or that it can attract, assimilate and retain its key employees or that it can attract, assimilate and retain other skilled technical personnel.

Limited Sources of Supply.
- -------------------------

          Certain components used in, and certain of the Company's products, are currently available from only one or a limited number of sources. The Company has no long-term contracts with these suppliers. The Company's inability to obtain sufficient supplies of sole-or limited-source components or to develop alternative sources as needed has in the past and could in the future result in delays or reductions in product shipments. Operating results also could be materially adversely affected by receipt of defective components or an increase in component prices. Because the Company believes innovation is important to its strategy, Company products under development may incorporate third-party components that are under development, often with the assistance of the Company. Typically, these component parts are not available until a short time before the scheduled commercial shipment of the Company's products. Components may not become available, may be delayed or may have quality problems, which could result in production and sales delays or cancellations of orders for Company products. Such factors would have a material adverse effect on the Company's operating results.

Possible Anti-Takeover Effects of Certain Charter and Bylaw Provisions.
- ----------------------------------------------------------------------

          The Company's Third Restated Certificate of Incorporation (the "Charter") and Bylaws contain provisions that may discourage acquisition bids for the Company. The Company has a substantial amount of authorized but unissued capital stock available for issuance. The Company's Charter contains provisions which authorize the Board of Directors, without the consent of the shareholders, to issue additional shares of Common Stock and issue shares of Preferred Stock in series, including establishment of the rights, powers and preferences, including voting rights, of holders of the Preferred Stock, and grant authority to the Board to amend the Company's Bylaws. Additionally, the Company's Bylaws empower the Board to increase or decrease the number of directors, subject to certain limitations, and specify that directors will generally hold office until the next annual meeting of shareholders. These provisions may have the effect, either alone or in combination with each other, of (i) limiting the price that certain investors might be willing to pay in the future for shares of the Common Stock, (ii) delaying, deferring or otherwise discouraging an acquisition or change in control of the Company deemed undesirable by the Board of Directors or (iii) adversely affecting the voting power of shareholders who own Common Stock.

                              SELLING SHAREHOLDERS


          The Selling Shareholders listed in the following table have agreed to sell the number of shares of Common Stock set forth opposite their name. The table sets forth information with respect to the beneficial ownership of the Company's Common Stock by the Selling Shareholders immediately prior to this offering and as adjusted to reflect the sale of shares of Common Stock pursuant to the offering. All information with respect to the beneficial ownership has been furnished by the Selling Shareholders:

                             BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                              PRIOR TO OFFERING                   AFTER OFFERING (1)
                            ----------------------              ----------------------
                                                    SHARES TO
                            NUMBER OF  PERCENT OF   BE OFFERED  NUMBER OF  PERCENT OF
NAME OF BENEFICIAL OWNER     SHARES       CLASS      FOR SALE    SHARES       CLASS
- --------------------------  ---------  -----------  ----------  ---------  -----------

 John G. Panutsos             255,065         5.6%      66,661    188,404         4.1%
 Rosemary Wollet              127,532         2.8%      33,331     94,201         2.1%
 David C. Hoffer              127,532         2.8%      33,331     94,201         2.1%
- ----------------------

     (1)  Assumes all the shares of Common Stock that may be offered are sold.


                              PLAN OF DISTRIBUTION

     The sale of the Common Stock offered hereby may be effected from time to time directly or by one or more broker-dealers or agents, in one or more transactions (which may involve crosses and block transactions) on the Nasdaq National Market, in negotiated transactions, or through a combination of such methods of distribution, at prices related to prevailing market prices or at negotiated prices.

     In the event one or more broker-dealers or agents agree to sell the Common Stock, they may do so by purchasing the Common Stock as principals or by selling the Common Stock as agent for the Selling Shareholders. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares of Common Stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). The Company may be required to enter into indemnity agreements with any such broker-dealers or agents providing assurances as to the accuracy of this Prospectus and providing indemnity to any such broker-dealer or agent in the event of any material misstatement or omission of fact in this Prospectus.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-6.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The shares offered hereby are being registered pursuant to rights granted the Selling Shareholders in the Asset Purchase Agreement providing for the acquisition of CAD Delaware. The Asset Purchase Agreement requires the Company to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act of 1933, that may arise as a consequence of any material misstatement or omission of fact in this Prospectus. The Asset Purchase Agreement provides that the Selling Shareholders will not, without the Company's prior consent, sell on any trading day an aggregate number of shares of Common Stock in excess of the greater of 3,000 shares or 20% of the average daily trading volume of the Common Stock for the preceding ten trading days. All of the proceeds generated from the sale of the shares of Common Stock offered hereby will be immediately deposited into the accounts of the Selling Shareholders.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the offering.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Robert B. Sims, Senior Vice President and General Counsel of the Company.

                                    EXPERTS

     The historical consolidated financial statements and schedules of Summagraphics Corporation and subsidiaries as of May 31, 1993 and 1994, and for each of the years in the three-year period ended May 31, 1994, and the supplemental consolidated financial statements of Summagraphics Corporation and subsidiaries as of May 31, 1993 and 1994, and for each of the years in the three-year period ended May 31, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the May 31, 1994 historical and supplemental consolidated financial statements refer to a change in the method of accounting for income taxes in 1993. In addition, the report of KPMG Peat Marwick LLP on the supplemental consolidated financial statements indicates that the supplemental consolidated financial statements give retroactive effect to the merger of Summagraphics Corporation and CAD Warehouse, Inc. on November 10, 1994, which has been accounted for as a pooling of interests. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Summagraphics Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     The financial statements of CAD Warehouse, Inc. as of September 30, 1994 and December 31, 1993 and for the nine-month period and the year then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee                 $   345
Accounting fees and expenses      10,000
Legal fees and expenses           10,000
Miscellaneous expenses               500
                                 -------

     Total                       $20,845
                                 =======

- ---------------

*  Estimated

     All of the above expenses will be paid by the Company.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Third Restated Certificate of Incorporation and Bylaws provide, consistent with the provisions of the Delaware General Corporation Law, that no director of the Registrant will be personally liable to the Company or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of Title 8 of the Delaware General Corporation Law nor does it apply with respect to any action in which the director (i) has breached his duty of loyalty to the Company and its shareholders, (ii) does not act in good faith or, in failing to act, does not act in good faith, (iii) has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) has derived an improper personal benefit.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

     The directors and officers of the Registrant are insured under a directors' and officers' liability insurance policy insuring directors and officers against liabilities for which they are entitled to indemnity as described above in the event the Registrant is unable or fails to make payment.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.    EXHIBITS.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-5 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 17.    UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
     --------  -------
     information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) and 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 27, 1995.

                                    SUMMAGRAPHICS CORPORATION


                                    By:      /s/ Michael S. Bennett
                                          ------------------------------
                                         Michael S. Bennett
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed below by the following persons on behalf of the Registrant in the capacities indicated on March 27, 1995.

SIGNATURE                         TITLE
- ---------                         -----


/s/ Michael S. Bennett     President, Chief Executive Officer and
- ----------------------     Director (Principal Executive Officer)
Michael S. Bennett



/s/ David G. Osowski       Senior Vice President, Controller and Treasurer
- --------------------       (Principal Financial and Accounting Officer)
David G. Osowski


                                    Director
- --------------------
Ken Draeger


/s/ Andrew Harris*         Director
- ------------------
Andrew Harris


/s/ G. Glenn Henry*        Director
- -------------------
G. Glenn Henry


/s/ Stephen J. Keane*      Director
- ---------------------
Stephen J. Keane


/s/ Dennis G. Sisco*       Director
- --------------------
Dennis G. Sisco


*By /s/ Michael S. Bennett
- --------------------------
Michael S. Bennett, Attorney-in-Fact

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of
Summagraphics Corporation:

     We consent to the use of our reports incorporated herein by reference and to the reference to our Firm under the heading "Experts" in the prospectus. Our report on the historical May 31, 1994 consolidated financial statements is incorporated by reference from the Company's 1994 Annual Report on Form 10-K; our report on the supplemental May 31, 1994 consolidated financial statements is incorporated by reference from the Company's January 23, 1995 Amendment No. 1 on Form 8-K; and our report on September 30, 1994 CAD Warehouse, Inc. financial statements is incorporated by reference from the Company's November 23, 1994 Form 8-K.

     Our reports covering the historical and supplemental consolidated financial statements of Summagraphics Corporation and subsidiaries refer to a change in the method of accounting for income taxes in 1993. Our report with respect to the supplemental consolidated financial statements indicates that the supplemental consolidated financial statements give retroactive effect to the merger of Summagraphics Corporation and CAD Warehouse, Inc. on November 10, 1994, which has been accounted for as a pooling of interests. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Summagraphics Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

                                 KPMG PEAT MARWICK LLP

Austin, Texas
March 27, 1995

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION OF EXHIBITS                            Page
- ------                   -----------------------                            ----


    4.1   Specimen of Common Stock Certificate (incorporated by reference    --
          from Exhibit 4.3 to the Company's Registration Statement on
          Form S-1 (Registration No. 33-15658)).

    4.2   Asset Purchase Agreement (incorporated by reference from Exhibit   --
          2.1 to the Company's Report on Form 8-K dated November 23, 1994).

  **5.1   Opinion of Robert B. Sims, Senior Vice President and General       --
          Counsel of the Registrant.

  **23.1  Consent of Robert B. Sims, Senior Vice President and General       --
          Counsel of the Registrant (contained in Exhibit 5).

  *23.2   Consent of Independent Auditors (included in Part II on page       --
          II-5 of this Registration Statement).

  **24.1  Power of Attorney.                                                 --

- -----------------------------

 *   Filed Herewith.
**   Previously Filed.